Exhibit 99.1

Inotek Pharmaceuticals Appoints Carsten Boess to Board of Directors

LEXINGTON, Mass.—(BUSINESS WIRE)—January 12, 2016— Inotek Pharmaceuticals Corporation (NASDAQ: ITEK), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for ocular diseases, today announced that Carsten Boess has been appointed to its Board of Directors and the Audit Committee of Inotek’s board.

“Carsten brings a wealth of global management and finance experience to our Board,” commented David P. Southwell, President and Chief Executive Officer of Inotek. “We are particularly fortunate to have his financial and business acumen as we build Inotek’s ophthalmology franchise.”

Mr. Boess is the Chief Business Officer at Kiniksa Pharmaceuticals, a privately held biotechnology company. He previously served as Senior Vice President and Chief Financial Officer at Synageva Biopharma Corporation from 2011 until the company’s acquisition by Alexion Pharmaceuticals in 2015. Prior to his role at Synageva, Mr. Boess served in multiple roles with increasing responsibility for Insulet Corporation, including Chief Financial Officer from 2006 to 2009 and Vice President of International Operations from 2009 to 2011. Prior to that, Mr. Boess served as Executive Vice President of Finance for Serono Inc. from 2005 to 2006. In addition, he was a member of the Geneva based World Wide Executive Finance Management Team while involved with Serono. Mr. Boess was also Chief Financial Officer at Alexion Pharmaceuticals, and was a finance executive at Novozymes of North America and Novo Nordisk in France, Switzerland and China.

“With their first-in-class therapy, trabodenoson, currently in Phase 3 development for glaucoma and ocular hypertension, this truly is an exciting time to join the Inotek team,” commented Mr. Boess. “I look forward to contributing to the development of Inotek’s strategic vision and long range plans as we look to 2016 and beyond.”

About Inotek Pharmaceuticals Corporation

Inotek Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma and other eye diseases. The Company’s lead product candidate, trabodenoson, is a first-in-class selective adenosine mimetic currently in Phase 3 development. Trabodenoson was developed in Inotek’s laboratories and designed to restore the eye’s natural pressure control mechanism. Additionally, the Company is evaluating the potential for selective adenosine mimetics to address optic neuropathies and other degenerative retinal diseases.

For more information, please visit www.inotekpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. These forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Inotek Pharmaceuticals

Inotek Contact:

Claudine Prowse, Ph.D., 781-552-4305

Vice President, Strategy and Investor Relations Officer

cprowse@inotekpharma.com

or

Media Contact:

MacDougall Biomedical Communications

Karen Sharma, 781-235-3060